Exhibit 99.1

COMMODITY FUND MANAGER VICTORIA BAY ASSET MANAGEMENT ANNOUNCES NAME CHANGE

Alameda, California, June 23, 2008 - Victoria Bay Asset Management, LLC, the manager of a number of commodity-based exchange traded securities including the United States Oil Fund, LP (Amex: USO), has officially changed its name. The new name of the firm is the "United States Commodity Funds LLC (USCF).”

“With the expansion of the number of funds we manage increasing to five over the last year we felt that our firm’s name needed to be one that investors could more easily identify with the funds themselves” stated John T. Hyland, CFA, the Chief Investment Officer of the firm. “The new name allows investors to better make the connection between the sponsor and each of the funds. No other change is being made regarding the relationship between USCF and our funds at this time.”

United States Commodity Funds LLC is the manager of exchange traded securities that are designed to track the movements in the prices of different commodity futures. These include the United States Oil Fund, LP (Amex: USO) which was launched in 2006; the United States Natural Gas Fund, LP (Amex: UNG) and the United States 12 Month Oil Fund (Amex: USL), which were both launched in 2007; and the United States Gasoline Fund, LP (Amex: UGA) and the United States Heating Oil Fund, LP (Amex: UHN), which were both launched in 2008. California-based United States Commodity Funds LLC is registered with the CFTC as a commodity pool operator and has approximately $2 billion in assets under management as of June 20, 2008.

###
For further information, please call:

United States Commodity Fund, LLC
Katie Rooney* 818-206-8148
krooney@unitedstatesoilfund.com

*Registered representative of ALPS Distributors, Inc.

The United States Oil Fund, LP (ticker: USO), the United States Natural Gas Fund, LP (ticker: UNG), the United States 12 Month Oil Fund, LP (ticker: USL), the United States Gasoline Fund (ticker: UGA), and the United States Heating Oil Fund (ticker: UHN) are distributed by ALPS Distributors, Inc.

Note: Investors should read the prospectus for USO, UNG, USL, UGA, and UHN for more complete information about these securities, including risks, expenses, and other important terms. In addition, there can be no guarantee that USO, UNG, USL, UGA, or UHN will be able to achieve their investment goals. There is no guaranty that USCF’s assets under management will remain the same. Commodities and futures generally are volatile and may not be suitable for all investors. The Fund is speculative and involve a high degree of risk. An investor may lose all or substantially all of an investment in the Fund. The Fund is not a mutual fund or any other type of Investment Company within the meaning of the Investment Company Act of 1940, as amended, and is not subject to regulation thereunder. For a copy of the Prospectus contact: ALPS Distributors, Inc., 1290 Broadway, Suite 1100, Denver,